UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUPPORT.COM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Stephen E. Gillette, Esq. Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 (650) 739-3997	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Support.com, Inc., a Delaware corporation (“Support.com” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2016 Annual Meeting of Stockholders to be held on Friday, June 24, 2016, at 10:00 a.m. Pacific Time, at the Hyatt House Belmont/Redwood Shores hotel located at 400 Concourse Drive, Belmont, California 94002 and at any and all adjournments or postponements thereof (the “2016 Annual Meeting”). On May 12, 2016, Support.com filed with the SEC a revised definitive proxy statement and accompanying definitive WHITE proxy card in connection with its solicitation of proxies from its stockholders to be used at the 2016 Annual Meeting.

Letter to Stockholders First Used on May 17, 2016

Attached hereto is a letter dated May 17, 2016 from Support.com to its stockholders that Support.com is first making available to stockholders on May 17, 2016 in which Support.com comments on the proxy contest by VIEX Opportunities Fund, LP — Series One, VIEX GP, LLC, VIEX Capital Advisors, LLC, BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., Eric Singer, Bradley L. Radoff, Joshua E. Schechter, Richard Bloom and Brian J. Kelley (collectively, the “VIEX Group”) with respect to the 2016 Annual Meeting. As previously announced, the VIEX Group has publicly disclosed that it intends to pursue a proxy contest in an effort to have their five proposed director candidates elected to Support.com’s board of directors (the “Board”) at the 2016 Annual Meeting and, thereby, replace five out of the current six members of the Board.

Important Additional Information And Where To Find It

Support.com, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from Support.com’s stockholders in connection with the matters to be considered at Support.com’s 2016 Annual Meeting of Stockholders. On May 12, 2016, Support.com filed a revised definitive proxy statement and accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from Support.com stockholders in connection with the matters to be considered at Support.com’s 2016 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such revised definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPPORT.COM WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the revised definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by Support.com with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of Support.com’s corporate website at www.Support.com or by contacting Support.com’s proxy solicitation firm, Mackenzie Partners, Inc., by mail at 105 Madison Avenue, New York, New York 10016, by phone at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885, or by email at proxy@mackenziepartners.com.

YOUR VOTE IS IMPORTANT

VOTE FOR ALL OF THE SUPPORT.COM NOMINEES TO THE BOARD

ON THE WHITE PROXY CARD TODAY!

May 17, 2016

Dear Fellow Support.com Stockholder:

Support.com Inc.’s 2016 Annual Meeting of Stockholders is quickly approaching. On Friday, June 24, 2016, you will be making a critical decision regarding the future of Support.com, whether to continue to support the transition of Support.com, which is well underway and gaining momentum, into a leading provider of cloud-based technology and services for the new, connected world, or surrender control of the Support.com Board of Directors to a dissident stockholder group with a self-interested and short-sighted agenda that could prevent you from realizing the long-term value of your investment in Support.com. This dissident group has presented no alternative strategic plan or substantive and viable ideas for creating long-term stockholder value or even any tangible, practical and viable ideas for enhancing stockholder value in the short-term. Your vote is critically important, no matter how many shares you own. This may be the most important vote you have ever made regarding Support.com and its future.

We strongly urge you to protect the value of your investment by voting the enclosed WHITE proxy card today FOR ALL six of the highly qualified and experienced nominees unanimously recommended by the Support.com Board of Directors: Elizabeth Cholawsky, Liz Fetter, Toni Portmann, Lowell Robinson, Tim Stanley and Jim Stephens. Ms. Fetter and Messrs. Robinson and Stanley are our newest independent directors and joined your Board within the past 90 days. They bring to your Board valuable and fresh perspectives and substantial experience which we believe significantly enhances your Board’s breadth and depth and bolsters Support.com’s knowledge base as we continue to develop, execute and refine our strategic plan.

As you may be aware, VIEX Capital Advisors, LLC and the other members of its dissident investor group, including Eric Singer, Bradley Radoff and Joshua Schechter (the “VIEX Group”), who beneficially own, in the aggregate, approximately 14.9% of our shares, are waging a proxy contest to take control of your recently refreshed Board by replacing five of the six members of your Board – including the three Board members who joined your Board within the last 90 days – with its own nominees. We strongly believe the five nominees proposed by the VIEX Group lack the necessary and relevant experience, expertise and industry knowledge to advance the execution of our strategic plan for growth and the creation of long-term stockholder value and, most importantly, lack the experience to determine when and how to refine and adapt our strategic plan as needed in response to the support market’s changing dynamics.

Equally concerning is that, while the VIEX Group has been abundantly clear that it wants control of Support.com without paying our stockholders any control premium, notably absent from the VIEX Group’s disruptive and inflammatory rhetoric is any specific and viable alternative strategic growth plan or any viable and substantive proposals on how it would drive the creation of long-term stockholder value were it to obtain control of your Board. Nor has the VIEX Group provided any substantive and viable ideas for enhancing stockholder value in the short-term. In addition, the VIEX Group has not provided any details on how such an abrupt change in control of your Board, at a pivotal and critical time in Support.com’s trajectory, would be

PLEASE VOTE THE WHITE PROXY CARD TODAY

accomplished so as not to cause significant and substantial harm to our business and prospects, including, but not limited to, our relationships with our employees, customers and partners. Support.com’s stockholders have been provided with scant information as to the VIEX Group’s ultimate intentions and plans if it was to abruptly obtain control of Support.com at the 2016 Annual Meeting.

This proxy contest comes on the heels of our eight-month long effort, on numerous occasions, to constructively engage with the VIEX Group to hear its views on our business and its strategic direction. At no point, during the course of those discussions, did we ever receive from the VIEX Group any alternative strategic plan or any substantive and viable ideas for creating long-term stockholder value. We are disappointed that the VIEX Group has abandoned those private discussions with us and rather than constructively work with us to achieve a mutually acceptable resolution that serves the best interests of ALL Support.com stockholders, the VIEX Group has instead chosen to subject Support.com to a costly, distracting and unnecessary proxy contest to further its goal of obtaining control of your Board to further its self-interested and short-sighted agenda. These resources could be better devoted to continuing to implement our strategic growth plan to drive more predictable revenue, profitable growth and enhance value for ALL Support.com stockholders.

PROTECT THE VALUE OF YOUR INVESTMENT BY VOTING THE WHITE PROXY CARD TODAY

We strongly believe that allowing the VIEX Group to abruptly obtain control of your Board risks destabilizing the execution of our ongoing initiatives for creating value for all Support.com stockholders, could undo much of the progress your Board and management team have made in developing and executing on our strategic growth plan and could ultimately result in stockholders being deprived of the opportunity to realize the long-term value of their investment in Support.com. In addition, given the transition under way at Support.com, we are also concerned that the lack of relevant knowledge and expertise of the VIEX Group and its proposed nominees make them ill-suited to abruptly take control of your Board and oversee Support.com’s strategic direction at such a pivotal and critical time in Support.com’s trajectory.

Your Board of Directors strongly urges you to protect the value of your investment and not allow the VIEX Group to take control of your Board and further its self-interested agenda by voting FOR ALL your Board’s very experienced and highly qualified nominees, three of whom just joined your Board less than 90 days ago, by voting the enclosed WHITE proxy card TODAY. Stockholders may vote by telephone or Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. Your Board also urges you to vote only the WHITE proxy card and discard any gold proxy card you may receive from the VIEX Group and reject its attempt to further its self-interested and short-term agenda by taking control of Support.com without paying our stockholders any control premium.

THE VIEX GROUP HAS NOT PRESENTED ANY ALTERNATIVE STRATEGIC PLAN OR SUBSTANTIVE AND VIABLE IDEAS FOR CREATING LONG-TERM STOCKHOLDER VALUE NOR HAS IT PRESENTED ANY VIABLE PLAN FOR EXECUTING ON ITS OWN SHORT-SIGHTED THEORIES FOR UNLOCKING STOCKHOLDER VALUE IN THE SHORT-TERM

The VIEX Group’s highly vocal campaign is focused on making numerous inflammatory and misleading statements in an effort to distract stockholders from its lack of any substantive and viable ideas or alternative strategic plan for creating long-term value or even anything viable for unlocking stockholder value in the short-term. The VIEX Group’s ill-conceived theories for how stockholder value can be enhanced at Support.com are thin on facts, substance and reality, reflect no understanding of the support industry or its changing dynamics, and are nothing more than a thinly-veiled attempt to further its self-interested agenda of seizing control of Support.com without paying our stockholders a control premium.

The VIEX Group’s theories that we should immediately sell Support.com’s promising Cloud business, or the company as a whole – possibly in the form of a “fire sale” – are misguided and short-sighted approaches that

PLEASE VOTE THE WHITE PROXY CARD TODAY

would completely derail the progress we’ve made implementing your Board’s strategy and deprive stockholders of a high-potential opportunity to realize long-term value from their investment in Support.com. However misguided the VIEX Group may be in seeking a “fire sale” of Support.com or its assets, the VIEX Group has never articulated any detailed plan on how it would even accomplish such a sale and, regardless of how short-sighted such a sale may be, whether it is even a practical or viable option for Support.com. Nor has the VIEX Group ever proposed any specific transaction that it believes your Board should consider.

Your Board urges you not to be distracted by the VIEX Group’s inflammatory, ill-informed and misleading rhetoric which demonstrates no understanding of the support industry and why Support.com is uniquely positioned to leverage its market-leading technology and capabilities and benefit from changing market dynamics. Support.com’s transition strategy has been precisely defined and its execution is well underway. Our strategy is generating momentum and presents a clear path for capitalizing on the support market’s changing dynamics, growing our revenue and enhancing long-term value for stockholders. Now is not the time to surrender control of your Board to the VIEX Group and its proposed nominees, who, to date, have provided no alternative and viable strategic plan or viable ideas whatsoever for Support.com’s business or how they would create long-term stockholder value.

The current members of our recently refreshed Board, including the three independent directors who joined your board within the past 90 days, collectively, have substantial industry experience and expertise relevant to the advancement of our strategic plan and, most importantly, are extremely capable of assessing when and how to refine and adapt our strategic plan as needed in response to the market’s changing dynamics. In stark contrast, we believe the VIEX Group and its proposed nominees lack relevant experience and understanding of the support market and its changing dynamics and, accordingly, would be unable to advance our strategic plan or refine and adapt our strategic direction as needed in response to the market’s changing dynamics. Given the transition under way at Support.com, we are also concerned that the lack of relevant knowledge and expertise of the VIEX Group and its proposed nominees make them ill-suited to abruptly take control of your Board and oversee Support.com’s strategic direction at such a pivotal and critical time in Support.com’s trajectory. We also believe that surrendering control of Support.com to the VIEX Group could lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, result in the loss of potential business opportunities and make it more difficult for us to attract and retain qualified personnel and business partners.

YOUR RECENTLY REFRESHED BOARD IS TAKING DECISIVE ACTION TO TRANSITION SUPPORT.COM

AND POSITION IT FOR LONG-TERM REVENUE GROWTH AND SUSTAINED PROFITABILITY,

WHICH WE BELIEVE WILL ULTIMATELY ENHANCE THE VALUE OF YOUR INVESTMENT

Support.com has anticipated the significant paradigm shift that is occurring in the support market and we are uniquely positioned to take advantage of the opportunities emerging from our dynamically changing market.

•	Companies are recognizing the bottom-line return-on-investment of providing superior support. Companies are now adopting customer-driven support with seamless escalation to agents. Support as a value-add to the product offering has become the norm rather than an exception. The adoption curve has accelerated as the number of connected devices has exploded, and consumers in all demographics expect to control their own support experience.

•	The support market’s paradigm shift is central to Support.com’s transition strategy. It fuels both the positive changes we are making in our Services programs and the continued traction we are seeing as we execute on our plan to create value from Support.com’s Cloud technology.

•	Loyal blue-chip customer base. We have a core of loyal services customers, including some extremely

PLEASE VOTE THE WHITE PROXY CARD TODAY

well-known and highly-regarded companies, such as Comcast and Office Depot, and new prospects with whom we are partnering to transition their programs to customer-driven, product-value focused services, incorporating the differentiated value from our Cloud offering.

•	Differentiated support offerings. Support.com Cloud itself is a differentiated support offering whose key elements of guided resolution, Self-Support, and contextually relevant Agent-Support map to the primary characteristics of the support industry’s paradigm shift.

•	Platform for revenue growth and value creation. The use of Cloud with services programs and the influence of service programs on Cloud development are inexorably intertwined and have the potential to be a platform from which we can drive significant revenue and create value for our stockholders.

•	We anticipated and planned for the paradigm shift. In 2014 as we saw the dynamics of the support market changing, we accelerated the build out of our Cloud product, which was based on seven years of internal technology development in support of our Services programs. By making our technology commercially available, we knew we would help expand our target customer base, meet a growing need for personalized support and unlock stockholder value. We also transformed our Services programs to incorporate value from our Cloud technology and support initiatives associated with the proliferation of devices known as the Internet of Things (“IoT”).

•	We have deep and unique expertise in technical support. Technical support has been the backbone of this company since 2007. We helped pioneer the ability to enable customers to solve complex technical problems, and it remains fundamental to our business today. It is this unique ability and our deep customer support knowledge base that will translate to future success.

•	New leadership. In May 2014, we recruited award-winning, technology veteran Elizabeth Cholawsky to lead Support.com and oversee the development and execution of a strategic plan to position Support.com to best leverage our industry-leading technology and resources to capitalize on the opportunities created by the changing dynamics of the support market. With over 20 years of proven leadership and management experience at technology companies, Ms. Cholawsky came to Support.com from Citrix, where she was instrumental in revitalizing its software-as-a-service (“Saas”) product offering.

•	Best-in-class team. Since arriving at Support.com, our CEO has assembled a best-in-class team to drive the execution of the strategic growth plan. While we’ve made significant strides executing against our plan, we are at a pivotal movement in the transition to Support.com’s future market position and we believe that our financial results and stock price have yet to reflect the promise and expected impact of the well-defined strategic growth plan we are executing.

Key tenets of our strategic plan and our demonstrated progress include:

Advancement of our Cloud Initiative: Support.com Cloud, formerly Nexus, allows us to tap into consumers’ need to receive integrated technology support when and how they want it, including self-service or agent-assisted support and via any communication channel such as chat, video or traditional phone calls. In its five quarters of commercial availability, Support.com Cloud experienced steady customer adoption and is positioned for a tremendous future growth opportunity. Support.com Cloud is a pure SaaS offering that we believe will bolster margins, generate predictable revenue and expand Support.com’s existing customer base.

With the addition of Self-Support late last year, Support.com Cloud capabilities, which included Agent Support, Guided Paths, remote support and SeeSupport, are a differentiated offering which meets the needs of the new, connected support market. Cloud traction, as shown by product usage, has improved dramatically. Active agent users grew by 118% in the first quarter of this year, and the average number of

PLEASE VOTE THE WHITE PROXY CARD TODAY

customer sessions per week increased by more than 160% from the fourth quarter to the first quarter. Yet again, sessions outgrew active agents, which is a strong indicator that we deliver value.

Diversification of our services business: With customers like Comcast and Office Depot, our Services programs continue to execute at a high level. Beyond Comcast and Office Depot and consistent with the support market trends and our underlying vision and approach, we are committed to growing our current customers and new programs. We continue to add new service programs, including welcoming Staples back as a customer and adding a sizable, new program with a large North American Service Provider.

Importantly, the new opportunities for growth and diversification in services programs are being driven by our ability to incorporate our Cloud capabilities in new service programs, by offering our unique IoT technical expertise, and by our innovative services program packaging, such as bundled offerings.

Leveraging business synergies: Several key strengths lie in the synergies between our Services programs and Cloud offering. We now have a competitive advantage winning new services programs because of our ability to offer innovative packaging through the incorporation of our differentiated Cloud capabilities. Conversely, significant Cloud opportunities have been driven by our reputation and relationships with our services partners. Underscoring these strengths is a continuous feedback loop which allows us to refine and optimize our Cloud product through the experience of our Services customers and add additional value to our Services offerings through the refined Cloud product. This dynamic minimizes the time it takes up to improve our products, gives us the opportunity to pursue new types of services offerings and allows us to stay in lock-step with customer demand and expectations.

We believe that pursuing both Support.com Cloud and our Services programs on a dual-track also provides the best opportunity for us to unlock the inherent value that we believe exists within Support.com and create long-term stockholder value.

Controlling and optimizing costs: We’re committed to executing our strategic plan and running our business in the most cost efficient way possible. To better optimize our cost structure, we recently implemented a cost reduction plan, which reduced our corporate headcount by approximately 20%, as measured at the end of Q1 2016. Previously, we expected to end 2016 with a cash balance between $50 million and $52 million. This range has increased, and is now between $52 million and $54 million. Exiting 2017, we expect our ending cash balance will be between $47 million and $50 million.

Accelerating time to profitability: We anticipate the recently-outlined cost reduction plan will allow us to expedite our previously communicated plan and become profitable on a non-GAAP basis for the full year of 2018. This is an improved outlook compared to the view we gave at our September 2015 Investor Day, where we communicated becoming breakeven on a non-GAAP basis exiting 2018.

OUR THREE NEW INDEPENDENT AND HIGHLY QUALIFIED DIRECTORS BRING FRESH INSIGHT AND EXPERIENCE RELEVANT TO OVERSEEING AND ADVANCING THE EXECUTION AND REFINEMENT OF OUR STRATEGIC PLAN

We have a highly qualified, experienced, diverse and effective Board, led by an independent Chairman of the Board who brings to your Board substantial experience serving as a senior executive at one of the country’s most prominent and largest software companies. All of the members of your Board are actively engaged in overseeing management as it executes on its plans for returning Support.com to sustained and profitable revenue growth and increasing stockholder returns. Our current Board comprises six highly qualified and very experienced directors, five of whom are independent and three of whom have joined your Board within the past 90 days. The current members of your Board are proven business leaders and bring a broad and diverse set of skills and experiences important to overseeing our business and its strategic direction.

PLEASE VOTE THE WHITE PROXY CARD TODAY

Your Board is committed to proactively examining its composition and ensuring that it has the right mix of insights, experiences and competencies to help oversee the execution and refinement of our strategic growth plan and the creation of long-term stockholder value. As part of this commitment, we initiated a thorough search process to refresh your Board. As a result of this search process, which was initiated prior to the VIEX Group’s inflammatory and distracting campaign to seek control of Support.com, we added three new independent, highly qualified and very experienced directors, replacing half of your Board. Our newest Board members bring deep expertise in bringing new cloud products to market, guiding companies through transition and managing with financial discipline, in addition to experience serving as directors at other public companies.

Our three new independent Board members, Elizabeth Fetter, Lowell Robinson and Tim Stanley, who joined your Board within the past 90 days and are all standing for election at the upcoming Annual Meeting, bring to your Board valuable and fresh perspectives and substantial experience which we believe significantly enhances your Board’s breadth and depth and bolsters Support.com’s knowledge base as we continue to develop, execute and refine our strategic plan.

•	Elizabeth Fetter, who was appointed on March 14, 2016, is a successful executive who brings significant leadership and technology experience to Support.com. Through her extensive industry and operational knowledge derived from her leadership of companies in networking, equipment and B2B SaaS spaces and her numerous public company board directorships, Ms. Fetter lends a deep understanding of core business drivers and their ability to impact companies’ margins and market values. Support.com also benefits from Ms. Fetter’s unique expertise in maximizing operational effectiveness and translating company potential into meaningful results.

•	Lowell Robinson, who was also appointed on March 14, 2016, provides valuable operational expertise, leveraging his global strategic, financial, turnaround and M&A experience and strong operational background gained as an executive at high-profile public companies. His senior leadership experience at both public and private technology and software services companies helps Support.com capitalize on its significant opportunity in the rapidly expanding connected support market.

•	Tim Stanley, who was appointed on March 4, 2016, is a well-recognized industry leader with a deep understanding of bringing cloud-based products, strategies and solutions to market, as well as extensive operational, business strategy and management experience and expertise. Mr. Stanley provides Support.com a wide array of valuable perspectives, with previously held public and private company board member and advisory roles, venture capital and angel investment experience and a variety of management and other technology roles at companies across industries ranging from disruptive startups to industry leading global enterprises.

These three new directors join a highly qualified Board which includes Toni Portmann, an industry veteran in services outsourcing and contact center technology, Jim Stephens, Chairman of the Board and a leader in substantial revenue growth during his tenure as a senior executive at Adobe Systems Incorporated, and Elizabeth Cholawsky, President and CEO and an experienced industry leader of support services and technology. We believe our recently refreshed, highly qualified and very experienced Board of Directors possesses the necessary and diverse set of skills and experiences to continue overseeing and advancing the execution and refinement of Support.com’s strategic growth plan and positioning Support.com for long-term value creation.

PLEASE VOTE THE WHITE PROXY CARD TODAY

YOUR BOARD IS COMMITTED TO THE

HIGHEST STANDARDS OF CORPORATE GOVERNANCE

Your Board is committed to the highest standards of corporate governance, a commitment that was very visible well before the VIEX Group began its proxy contest against Support.com. Our corporate governance policies reflect best practices, including the following:

•	All directors stand for election annually

•	All directors (other than CEO) qualify as independent directors under Nasdaq listing standards

•	Audit, compensation and nominating committee memberships restricted to independent directors

•	The roles of Chairman of the Board and CEO are completely separate (independent Chairman of the Board)

•	Independent directors meet without management

•	Board refreshment (3 of the 6 directors have joined your Board since the beginning of 2016)

•	Board diversity (half of your Board’s members are women)

•	Risk oversight by your full Board and its committees

•	Stockholders have the right to remove directors with or without cause

•	Stock ownership guidelines for executive officers and directors

•	Clear and robust corporate governance guidelines

•	Annual Board and committee self-evaluations

•	Board orientation and education program

•	Anti-hedging and anti-pledging policy applicable to all directors and employees

WE HAVE ATTEMPTED ON NUMEROUS OCCASIONS TO CONSTRUCTIVELY

AND IN GOOD FAITH ENGAGE WITH THE VIEX GROUP TO AVOID A PROXY CONTEST

Support.com strives to maintain constructive, ongoing communications with all of its stockholders and welcomes and values their input. Since last October, when the VIEX Group first publicly disclosed its ownership of more than 10% of our common stock, members of your Board and management team have been engaged in an ongoing dialogue with the VIEX Group to discuss their views on your Board’s composition, governance, business strategy and performance.

In an attempt to avoid a costly and distracting proxy contest, we engaged in numerous discussions with the VIEX Group to discuss potential paths for avoiding a proxy contest. Last December, we indicated to the VIEX Group that we were willing to agree to appoint to the Board two mutually agreeable candidates, each of whom would have no prior relationship with Support.com, any current member of the Board or Support.com’s management or any member of the VIEX Group and would qualify as an independent director for purposes of Nasdaq’s listing standards. Unfortunately, the VIEX Group refused to engage with us on this settlement proposal and insisted that the only settlement framework that they would consider would be one where members of the VIEX Group or one of its long-time associates would be added to your Board.

We are disappointed that rather than work with us to achieve a mutually acceptable resolution that serves the best interests of all of Support.com’s stockholders, the VIEX Group has instead chosen to subject Support.com to a costly, distracting and unnecessary proxy contest to further its goal of obtaining control of your Board to further its self-interested agenda. These resources could be better devoted to continuing to implement our strategic growth plan to drive more predictable revenue, profitable growth and enhance value for ALL Support.com stockholders.

PLEASE VOTE THE WHITE PROXY CARD TODAY

PROTECT THE VALUE OF YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY

At Support.com’s upcoming Annual Meeting, you will be making a critical decision regarding the future of your investment in Support.com, whether to continue to support Support.com’s transition, which is well underway and has momentum, into a leading provider of cloud-based technology and services for the new, connected world, or surrender control of your Board to the VIEX Group, a dissident stockholder group with a investment in Support.com. The VIEX Group has presented no alternative strategic plan or substantive or viable ideas for creating long-term stockholder value or even any tangible, practical and viable ideas for enhancing stockholder value in the short-term. In addition, the VIEX Group has not provided any details on how such an abrupt change in control of your Board, at a pivotal and critical time in Support.com’s trajectory, would be accomplished so as not to cause significant and substantial harm to our business and prospects, including, but not limited to, our relationships with our employees, customers and partners.

Your vote is critically important, no matter how many shares you own and this may be the most important vote you have ever made regarding Support.com and its future. Whether or not you plan to attend the Annual Meeting, we urge you to sign and return the enclosed WHITE proxy card in the postage-paid envelope provided and vote FOR ALL your Board’s highly qualified and very experienced nominees - Elizabeth Cholawsky, Elizabeth Fetter, Lowell Robinson, Toni Portmann, Tim Stanley, and Jim Stephens. You may also vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card.

You may receive an opposing proxy statement and proxy card and letters or other proxy solicitation materials from the VIEX Group. Your Board does not endorse any of the VIEX Group nominees. We urge stockholders NOT to sign or return any proxy card or voting instruction form that you may receive from the VIEX Group or any person other than Support.com, even as a protest vote as only your latest dated proxy card or voting instruction form will be counted at the Annual Meeting. Even a WITHHOLD vote with respect to the VIEX Group’s nominees on its gold proxy card will cancel any proxy previously given to Support.com. If you previously signed a gold proxy card sent to you by the VIEX Group, you can revoke that proxy card and vote for your Board’s recommended nominees by signing, dating and returning the enclosed WHITE proxy card or by re-voting by telephone or Internet or at the Annual Meeting. Only your latest-dated proxy card or voting instruction form will count.

On behalf of your Board of Directors, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

Jim Stephens	Elizabeth Cholawsky
Chairman of the Board of Directors	President, Chief Executive Officer and Director

PLEASE VOTE THE WHITE PROXY CARD TODAY

Safe Harbor for Forward-Looking Statements

This letter contains “forward-looking statements” as defined under the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created by such laws. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. Similarly, statements that describe the objectives, plans or goals of Support.com, Inc. (“Support.com”) are forward-looking. Such forward-looking statements include, but are not limited to, statements regarding the anticipated proxy contest by VIEX Capital Advisors LLC and its affiliates (“VIEX”) and the other participants in its solicitation; Support.com’s ability to continue to execute on and implement its strategic plan; Support.com’s opportunities for continued growth; Support.com’s initiatives to improve its financial and operational performance and increase its growth and profitability; Support.com’s future stock price; Support.com’s ability to grow its business; Support.com’s ability to enhance its competitive position; Support.com’s ability to continue to maintain expense discipline; Support.com’s actions taken or contemplated to enhance its long-term prospects and create value for its stockholders; Support.com’s future operational and financial performance; the effect that the election of Support.com’s nominees to the Support.com Board will have on Support.com’s execution of its long-term plan and long-term stockholder value; the future effect of Support.com’s strategic plan on Support.com’s growth, profitability and total stockholder returns; all statements relating to expected financial performance (including without limitation statements involving growth and projections of revenue, margin, profitability, income (loss) from continuing operations, income (loss) per share from continuing operations, cash usage or generation, cash balance as of any future date, capital structure and other financial items); the plans and objectives of management for future operations, customer relationships, products, services or investments; personnel matters; future performance in economic and other terms; whether Support.com Cloud will bolster margins, generate predictable revenue and expand Support.com’s existing customer base; our ability to execute on our plan to create value from our Cloud technology; whether our technical support expertise and customer support knowledge base will translate into future growth; whether we will achieve growth and diversification; whether the actions we are taking will unlock stockholder value; whether our recently-outlined cost reduction plan will allow us to become profitable on a non-GAAP basis for the full year of 2018; whether we can capitalize on developing trends and paradigm shifts in the support market; whether and the timing of when the results from the strategic growth plan we are executing will be fully reflected in our financial results and stock price and whether we will be able to capitalize on the opportunities in the connected support market. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations, estimates, forecasts and projections and management’s current beliefs and assumptions, all of which involve a number of significant risks and uncertainties, any one or more of which could cause actual events or results to differ materially from those described in Support.com’s forward-looking statements, including, among others, our ability to retain and grow major programs, our ability to expand and diversify our customer base, our ability to market and sell our Support.com Cloud (formerly “Nexus®”) software-as-a-service (SaaS) offering, our ability to maintain and grow revenue, our ability to successfully develop new products and services, our ability to manage our workforce, our ability to operate in markets that are subject to extensive regulations, such as support for home security systems, our ability to control expenses and achieve desired margins, our dependence on a small number of customers and partners, our ability to attract, train and retain talented employees, the potential for acquisitions or other strategic transactions that deplete our resources or do not prove successful, privacy concerns, the potential for payment fraud issues, potential intellectual property, class action or other litigation, potential impairments of long lived assets, our ability to utilize and realize the value of our net operating loss carryforwards and how they could be substantially limited or permanently impaired, given our current market capitalization and cash position, if we experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code and whether our recently adopted tax benefits preservation plan will be effective in reducing the likelihood of such an unintended ownership change from occurring, and risks, disruption, costs and uncertainty caused by or related to the actions of activist stockholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our stockholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners, our ability to execute the cost reduction program involving the planned actions on the expected schedule, our ability to achieve the cost savings expected in connection with the cost reduction plan, the ultimate effect

PLEASE VOTE THE WHITE PROXY CARD TODAY

of any such cost reductions on our financial results, and our ability to manage the effects of the cost reduction plan on our workforce and other operations. These and other risks may be detailed from time to time in Support.com’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. Support.com assumes no obligation to update its forward-looking statements, except as may otherwise be required by the federal securities laws.

Important Additional Information

Support.com, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from Support.com’s stockholders in connection with the matters to be considered at Support.com’s 2016 Annual Meeting of Stockholders. On May 12, 2016, Support.com filed a revised definitive proxy statement and accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from Support.com stockholders in connection with the matters to be considered at Support.com’s 2016 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such revised definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPPORT.COM WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the revised definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by Support.com with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of Support.com’s corporate website at www.Support.com or by contacting Support.com’s proxy solicitation firm, Mackenzie Partners, Inc., by mail at 105 Madison Avenue, New York, New York 10016, by phone at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885, or by email at proxy@mackenziepartners.com. In addition, in order for stockholders to have convenient access to all relevant information concerning the 2016 Annual Meeting that Support.com has made publicly available, Support.com has made such information available at its website, www.support.com/shareholders.

Disclaimer

Support.com has neither sought nor obtained the consent from any third party to use any statements or information contained in this letter that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

PLEASE VOTE THE WHITE PROXY CARD TODAY

YOUR VOTE IS IMPORTANT!

Remember, you can vote your shares by telephone or via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting
your shares, please contact our proxy solicitor:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com